Exhibit 10.33

SIDE AMENDMENT TO PATENT AND KNOW-HOW

EXCLUSIVE SUBLICENSE AGREEMENT

This Side Amendment to patent and know-how exclusive sublicense Agreement (the “Side Agreement”) is entered into Friday, November 3, 2006 (“Effective Date”) by and among Immunodex, Inc., a California corporation having an address at 1230 H Street, Eureka, California, 95501 (“Immunodex”); The Cancer Research Institute of Contra Costa having an address at 1230 H Street, Eureka, CA 95501 (“CRICC”); and Somanta Incorporated (“Somanta”) having business addresses at 19200 Von Karman Avenue, Suite 400, Irvine, CA 92612 USA and 80 Harley Street, London, W1G 7HB, United Kingdom.

Somanta and Immunodex agree as follows:

1.        On August 18, 2005, Immunodex and Somanta’s wholly-owned subsidiary, Somanta Limited, entered into that certain Patent and Know-How Exclusive Sublicense Agreement dated August 18, 2005 (the “License Agreement”). Somanta Limited subsequently assigned the License Agreement to Somanta. On August 18, 2006, CRICC and Somanta’s wholly-owned subsidiary, Somanta Limited, entered into that certain Agreement Regarding Clinical Trials (the “Clinical Trial Agreement”). Somanta Limited subsequently assigned the Clinical Trial Agreement to Somanta. Initially capitalized terms used but not defined in this Side Agreement (including its Exhibits) have the meanings given in the License Agreement. In addition, “include” and derivative forms of it will be deemed followed by “without limitation.”

2.        On or before 3:30 pm, Pacific Standard Time, November 3, 2006, Somanta shall: (A) instruct Union Bank to release to Immunodex the one hundred fifty thousand dollar ($150,000) escrow currently held by Union Bank in relation to the Mc-3 cell line. Somanta shall provide and take all further approvals, consents, permissions and other actions as may be required to cause Union Bank to pay such amount to Immunodex; and (B) provide Immunodex with a copy of Somanta’s instructions to Union Bank as well as the reference information for the escrow account with Union Bank.

3.        Within two (2) weeks after the Effective Date, Somanta shall cause all of the items listed in Exhibit A to this Side Agreement to be physically transferred under the applicable conditions set forth in such Exhibit A to BioReliance Corporation, having an address at 14920 Broschart Road, Rockville, Maryland 20850-3349 (“BioReliance”) for storage under the conditions set forth in such Exhibit until such time as Somanta makes the payment required by it under Section 7 of this Side Agreement. Somanta shall be responsible to pay and shall pay all fees to BioReliance for such storage. BioReliance shall be under contract and in privity with CRICC to hold the cells for CRICC, return them to CRICC if requested in writing by CRICC, or release them to any other entity as directed by CRICC in writing. Somanta is responsible to procure that BioReliance signs an agreement to this effect with CRICC in a form approved by CRICC in advance in writing. CRICC will not exercise its right to have BioReliance release to CRICC the materials described in Exhibit A, until and unless Immunodex or Somanta terminates the License Agreement. Further, Somanta shall within one (1) week after the Effective Date provide: (a) a complete written accounting to Immunodex of all such materials, and (b) all original documentation regarding the export from the United States and import into Great Britain of any such materials and all contracts between Somanta (or an affiliate) and Imperial College of

London (or related entity) and between Somanta (or an affiliate) and Avid (or related entity), and between Somanta (or an affiliate) and any other entities who have come into possession of such materials, in each case relating in any way to Mc-3 (including the materials described in Exhibit A). Somanta hereby represents and warrants that the import of the Mc-3 cell line and any and all related materials into Great Britain was done lawfully and fully in accordance with all import regulations. Somanta shall provide the officer’s certificate set forth in Exhibit D, fully executed by the President and CEO of Somanta, within two (2) weeks after the Effective Date.

4.        Until such time as Somanta timely makes the payment required pursuant to Section 7 of this Side Agreement, Somanta’s license under the License Agreement with respect to Royalty-bearing Products (including those containing Mc-3) shall be suspended. Somanta shall have no right to and shall not develop, manufacture, have manufactured, use, sell, offer for sale nor import Royalty-bearing Products until and unless such payment is made timely and in full.

5.        The diligence milestones for Mc-3 set forth in Section 5.1 of the License Agreement will be reset, subject to Section 14 of this Side Agreement, so that the Mc-3 milestones will all run from the time that Somanta is actually required to make the deferred and reduced 2005-2006 contract year maintenance fee under Section 7 of this Side Agreement, instead of from the “Effective Date” of the License Agreement.

6.        Immunodex’s performance obligations under the License Agreement are hereby suspended until and unless Somanta timely makes the payment required of it under Section 7 of this Side agreement. Accordingly, Immunodex and CRICC shall not be required to transfer Somanta or its representatives any further cell lines (including working cell banks and master cell banks) until and unless Somanta timely makes payment in full as required in Section 7 of this Side Agreement. At that time, on no less than sixty (60) days advance written notice, lmmunodex and CRICC shall make available to Somanta’s carrier at CRICC’s facility in Eureka, California, such Mc-3 cell bank materials as are called for in Section 2.3.1(b) of the License Agreement, subject to the terms and conditions of the License Agreement and this Side Agreement. This includes Section 2.3.2 of the License Agreement, and Immunodex may require at that time that Somanta execute further customary documentation of the obligations referred to in such Section of the License Agreement.

7.        A maintenance fee of $250,000 was due under the License Agreement by August 18, 2006. Subject to Section 14 of this Side Agreement. Immunodex will forgive $50,000 of this fee, and not require Somanta to pay the remaining $200,000 of this fee until the earlier of (a) January 31, 2007 and (b) such time as Somanta contracts for funding of at least (in an aggregate amount, whether raised through one (1) or more financing events) $5 million in gross proceeds (without any deduction for legal, brokers’ underwriters’ or any other fees); Somanta merges with any other entity; Somanta sells all or substantially all of its assets to another entity; or Somanta undergoes any change of control (including via the acquisition by any person or group of persons of a majority of the shares in Somanta or in any Affiliate that controls Somanta).

8.        The annual maintenance fee provided for in Section 4.2 of the License Agreement shall, beginning with the fee due in August, 2007, be reduced to $200,000 per year, instead of $250,000 per year, subject to Section 14.

9.        Somanta hereby notifies Immunodex in accordance with the License Agreement that Somanta relinquishes all rights with respect to BrE-3 under the License Agreement. Accordingly, Somanta shall cease to refer publicly or privately to BrE-3 as licensed to Somanta or to Somanta as having any rights with respect to BrE-3; the BrE-3 Patents shall from and after the Effective Date no longer be Licensed Patents under the License Agreement; and Somanta shall promptly comply with all post-termination provisions of the License Agreement with respect to BrE-3, including Sections 8.4.3(a)-(b) of the License Agreement, including returning to Immunodex all of the BrE-3 materials that are listed out in Exhibit B to this Side Agreement under the transport conditions set forth therein. Somanta shall cause such return of BrE-3 materials to Immunodex to occur in such a manner as to ensure they will be delivered to Immunodex at its Eureka facility (referenced above) between the dates of November 20, 2006 and November 30, 2006, together with (a) a complete written accounting to Immunodex of all materials described in Exhibit B, and (b) all original documentation and contracts between Somanta (or an affiliate) and Avid (or related entity) or any third party relating in any way to BrE-3 (including the materials described in Exhibit B). Within three (3) United States business days after such transfer is complete, Somanta shall provide the officer’s certificate set forth in Exhibit E, fully executed by the President and CEO of Somanta. Subject to Section 14 of this Side Agreement, Immunodex waives the cancellation fee with respect to BrE-3 set forth in Section 5.1 of the License Agreement. Somanta hereby releases Immunodex, CRICC and all of their agents directors, officers, and employees from any all claims, demands, causes of action and liabilities of every kind and nature relating in any way to BrE-3 (including that so relate via the BrE-3 Patents, preclinical and clinical data regarding BrE-3 and the BrE-3 cell line and its productiveness) (“Released Claims”). Somanta understands that this is a full, complete and final general release of any and all Released Claims, including all unknown, unanticipated, unsuspected and undisclosed Released Claims. Somanta’s attorneys have fully advised it of Section 1542 of the Civil Code of the State of California, and hereby expressly waives such section and the benefits of it along with those under any similar or equivalent laws in other jurisdictions. Such Section reads as follows:

“Section 1542. (General Release-Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

10.        Immunodex is not required (itself or through the CRICC) to expend any further efforts to seek sublicensing permission from the National Institutes of Health (“NIH”) under Section 2.1(d) of the License Agreement. Immunodex has expended the efforts required by the License Agreement, but these efforts have failed. Somanta shall be responsible to seek any license that may be required from NIH, directly. If Somanta is unable to obtain a non-exclusive license with respect to pharmaceutical products containing Mc-3 for the cancer field from NIH under the antibody humanization patents that are licensed between CRICC and NIH pursuant to that license agreement between them dated 9/29/2000, despite making commercially reasonable efforts (such efforts to include being willing to and offering to accept terms substantially similar to (and providing for no less remuneration to NIH than) those on which other entities are nonexclusively licensed by NIH under these patents) to obtain such a license, then Somanta shall promptly notify Inununodex in writing, and if Somanta is at the time otherwise in full compliance with the License Agreement and this Side Agreement (excluding only any failure to timely meet Mc-3 milestones under Section 5.1 of the License Agreement), and terminates the

License Agreement within three (3) months after such notice to Immunodex, then (subject to Section 14) Somanta will be excused from any Mc-3 cancellation fee that would otherwise arise under Section 5.1 of the License Agreement. Somanta shall on or before November     , 2006 pay to Immunodex eight thousand one hundred dollars ($8,100) to reimburse Immunodex its legal costs associated with seeking NIH’s permission to sublicense Somanta under the humanization patents.

11.        For CRICC’s professional services under the Agreement for Academic Clinical Study executed contemporaneously with the License Agreement, Somanta must pay CRICC thirty-one thousand four hundred dollars ($31,400) in total with respect to the two patients who have been treated with BrE-3 at New York University (“NYU”) by wire transfer of immediately available funds, at such time as Somanta is obligated to make the payment under Section 7 of this Side Agreement. Somanta shall remain responsible to pay any invoices by NYU with respect to such patients and hereby confirms that it shall pay to CRICC in the amount of such invoices to cover the amounts due to NYU, within five (5) business days after Immunodex or CRICC notifies Somanta in writing of such invoices. Somanta must also pay to Immunodex on or before November 7, 2006 eight thousand three hundred thirty-five dollars and ninety-five cents ($8,335.95) in cancellation fees to the University of Alabama at Birmingham associated with Somanta canceling the planned BrE-3 trial at such clinical site. Somanta shall remain solely responsible for and shall promptly pay all cancellation fees to this university or to NYU associated with Somanta’s cancellation of planned BrE-3 clinical trials. Somanta will not, however, be responsible to pay CRICC or Immunodex with respect to any further patients treated with BrE-3 at NYU or elsewhere, subject to Section 14.

12.        Somanta must on or before November 7, 2006 either: (A) reimburse Immunodex four thousand five hundred fifty (S4,550) in patent costs (plus interest) that Immunodex was forced to advance when Somanta failed to pay them when due under the License Agreement; or (B) provide to Immunodex copies of cancelled checks showing prior reimbursement of such patent costs to either CRICC or Immunodex. If Somanta satisfies this Section by complying with (B), then Immunodex shall be entitled to request and Somanta shall within thirty (30) days after requested by CRICC make available to Immunodex originals of the cancelled checks to substantiate the copies originally provided to Immunodex.

13.        Somanta acknowledges that all information Immunodex was required to provide pursuant to Sections 2.3.1(c) and (d) of the License Agreement have been fully provided at least one time and Immunodex has no further performance obligations under such Sections of the License Agreement. Somanta acknowledges that Immunodex has fully performed its, and has no further, Know-how disclosure obligations under the License Agreement.

14.        For so long as Somanta fully performs (i.e., performs in each and every respect) as provided for under this Side Agreement and the License Agreement (as modified by this Side Agreement), Immunodex will not terminate Somanta’s rights under the License Agreement for Somanta’s material breaches thereof prior to the Effective Date (of this Side Agreement). However, if Somanta fails to perform in any respect as provided for in this Side Agreement, Immunodex shall be entitled to terminate this Side Agreement and the License Agreement effective immediately upon written notice to Somanta (with no further cure periods allowed). In such case, this Side Agreement and Immunodex’s and CRICC’s performance hereunder and in connection herewith shall not be deemed to act as waivers of any currently existing rights for Immunodex to terminate the License Agreement. Furthermore, in case of Somanta’s failure to fully perform (i.e., failure to perform in any respect) as provided under this Side Agreement, none of the payment reductions and deferrals — and none of the other deferrals, accommodations and rights of and obligations to Somanta — in each case set forth in this Side Agreement shall apply, Immunodex shall be entitled to full performance under the License Agreement as originally executed, and Immunodex’s damages for Somanta’s non-performance shall be determined by reference to the License Agreement as originally executed, not by reference to any modification in the Side Agreement.

15.        The License Agreement remains in full force and effect, except solely when, as and to the extent explicitly provided in this Side Agreement (and to avoid any shadow of a doubt all exceptions that would lessen Somanta’s performance obligations are subject to Section 14 of this Side Agreement). In addition, Sections 9.3-9.8 of the License Agreement shall apply mutatis mutandis to this Side Agreement as if set forth herein in their entireties. Notwithstanding the foregoing two (2) sentences, the venue of any dispute under this Side Agreement and/or the License Agreement shall be San Francisco, California and Section 9.8(b) applies mutatis mutandis to such venue.

In Witness Whereof, the parties have executed this Side Agreement as of the Effective Date.

Somanta Incorporated		The Cancer Research Institute of Contra Costa

By:	/s/ AGAMEMNON EPENETOS	By:	Jerry A. Peterson /s/ ROBERTO L. CERIANI 11/2/06
Name:	Agamemnon A. Epenetos	Name:	Roberto L. Ceriani
Title:	President and CEO	Title:	Board of Directors, Member

Immunodex, Inc.

By:	/s/ ROBERTO L. CERIANI
Name:	Roberto L. Ceriani
Title:	President

EXHIBIT A

Mc-3 Materials for Return

Materials

1.      All Mc-3 cells originally transferred to Somanta or its representative.

2.      All progeny of such cells, including all items derived in any way from any such cells, including items 3-6.

3.      The initial cell innoculae that were provided frozen by Immunodex and all of their cell passages and cloning and subcloning, including any new hybridoma cell created using any of the original hybridomas as parents.

4.      All bacterial and enkaryotic cells (including yeast, mold and vertebrate species’ cells) transfected with nucleic acid sequences (including single- and double-stranded DNA. RNA and cDNA sequences) obtained or derived from the Mc-3 cell line genome.

5.      All bacterial and eukaryotic (including the kinds described above) cells producing Mc-3 antibody in its entirety or in partial or uncompleted form, whether modified or unmodified or alternatively substituted.

6.      Mc-3 antibody and purified antigen that were provided for viability and other cell testing, and all samples of Mc-3 antibody raised from the culture of cells originally provided to Somanta (or its representative) or from any cellular progeny thereof.

7.      To avoid any doubt, the foregoing includes items in Somanta’s direct possession, and those that Somanta must recuperate from other entities. including those currently residing with Avid and Imperial College of London.

Transport Conditions

•	To be transported using an expedited shipper or courier service that allows for tracking of the package.

•	To be transported in liquid nitrogen in the same manner as the original shipment to Somanta occurred.

•	To be done in a fully legally compliant manner, including all import and export regulations.

Storage Conditions

•	Store in liquid nitrogen.

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EXHIBIT B

BrE-3 Materials for Return

Materials

1.       All BrE-3 cells originally transferred to Somanta or its representative.

2.      All progeny of such cells, including all items derived in any way from any such cells, including items 3-6.

3.      The initial cell innoculae that were provided frozen by Immunodex and all of their cell passages and cloning and subcloning, including any new hybridoma cell created using any of the original hybridomas as parents.

4.      All bacterial and eukaryotic cells (including yeast, mold and vertebrate species’ cells) transfected with nucleic acid sequences (including single- and double-stranded DNA, RNA and cDNA sequences) obtained or derived from the BrE-3 cell line genome.

5.      All bacterial and eukaryotic (including the kinds described above) cells producing BrE-3 antibody in its entirety or in partial or uncompleted form, whether modified or unmodified or alternatively substituted.

6.      BrE-3 antibody and purified antigen that were provided for viability and other cell testing, and all samples of BrE-3 antibody raised from the culture of cells originally provided to Somanta (or its representative) or from any cellular progeny thereof.

7.      To avoid any doubt, the foregoing includes items in Somanta’s direct possession, and those that Somanta must recuperate from other entities, including those currently residing with Avid or any other Somanta contractor.

Transport Conditions

•	To be transported using an expedited shipper or courier service that allows for tracking of the package.

•	To be transported in liquid nitrogen in the same manner as the original shipment to Somanta occurred.

•	To be done in a fully legally compliant manner, including all import and export regulations.

•	To arrive for delivery in Eureka, California, U.S.A., no sooner than November 20, 2006 and no later than November 30, 2006.

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EXHIBIT C

UAB Invoice for Cancellation Fees

Invoice Date	October 10, 2006

Invoice #	0609-001

Sponsor Id	NYU # 02-65

Title	A Phase I Study of Combination Yttrium-90 MX-DTPA Humanized BRE-3 Monoclonal Antibody (90Y MX-DTPA huBrE-3 mAb: 90Y huBrE-3) and Capecitabine in Metastatic/Recurrent Breast Cancer

UAB Protocol Number	UAB 0609

UAB PI	Andres Forero, MD

Please find below the expenses incurred in the process of activating the above-referenced clinical trial:

Activity	Charge
Administrative Start-Up	$6,000.00
On-going Regulatory Work	$1,005.00
Indirect Costs	$1,330.95
TOTAL DUE:	$8,335.95

Please make check payable to:            The University of Alabama at Birmingham

Mail to:	UAB Comprehensive Cancer Center

Clinical Studies Unit

Liberty National Building Complex

2001 3rd Avenue South, Suite 301

Birmingham, Al 35233-2115

Attention: Tina Ayer

***Payment due within 30 days of receipt of this invoice***

Clinical Studies Unit 301 Liberty National Building 2001 3rd Avenue South 205.934.0309 Fax 205.934.0308	http//www.ccc.uab.edu Mailing Address UAB 301 1530 3RD AVE S BIRMINGHAM AL 35294-0001

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